Exhibit 77.N

Actions required to be reported pursuant to Rule 2a-7

Rule 2a-7(c)(10)(vii) requires that the ING Series Fund, Inc. (the “Company”) file an exhibit to Form N-SAR describing with specificity the nature and circumstances of any action taken during the reporting period pursuant to Rule 2a-7(c)(6)(ii) with respect to defaulted securities and events of insolvency or pursuant to Rule 2a-7(c)(7)(ii) with respect to a deviation from a fund’s share price of more than ½ of 1 percent. In addition, the Company is required to report any securities it holds on the final day of the reporting period that are not Eligible Securities.

1.	Deviations for which Action was Taken During the Reporting Period on Behalf of Brokerage Cash Reserves:

Circumstances:

On September 16, 2008, Brokerage Cash Reserves, a series of the Company, experienced an event wherein the deviation between Brokerage Cash Reserves’ amortized cost price per share and Brokerage Cash Reserves’ net asset value (“NAV”) per share calculated using available market quotations exceeded ½ of 1%.  This deviation was caused by Brokerage Cash Reserves investment in notes issued by American General Finance Corporation (the “AGFC Notes”), an indirect subsidiary of American International Group, Inc. (“AIG”), which rapidly lost value due to concerns among market participants about the viability of AIG and American General Finance Corporation.

Actions Taken:

The Board of Directors of the Company (the “Board”) met on September 15, 16 and 17, 2008 and considered what action, if any, needed to be taken due to the deviation in Brokerage Cash Reserves’ NAV to avoid material dilution or other unfair results to investors or existing shareholders.  As a result of these meetings, the Board authorized the Company, on behalf of Brokerage Cash Reserves, to enter into a capital support agreement with ING America Insurance Holdings, Inc. (the “Agreement”). Under the Agreement, ING America Insurance Holdings, Inc. committed to provide capital to Brokerage Cash Reserves if, as a result of losses realized on the AGFC Notes, the market based NAV per share of Brokerage Cash Reserves would otherwise drop below $0.995.

2.	Deviations for which Action was Taken During the Reporting Period on Behalf of ING Money Market Fund:

Circumstances:

On September 16, 2008, ING Money Market Fund (the “Fund”), a series of the Company, experienced an event wherein the deviation between the Fund’s amortized cost price per share and the Fund’s NAV per share calculated using available market quotations exceeded ½ of 1%.  This deviation was caused by Brokerage Cash Reserves investment in notes issued by American General Finance Corporation (the “AGFC Notes”), an indirect subsidiary of American International Group, Inc. (“AIG”), which rapidly lost value due to concerns among market participants about the viability of AIG and American General Finance Corporation.

Actions Taken:

The Board of Directors of the Company (the “Board”) met on September 15, 16 and 17, 2008 and considered what action, if any, needed to be taken due to the deviation in the Fund’s NAV to avoid material dilution or other unfair results to investors or existing shareholders.  As a result of these meetings, the Board authorized the Company, on behalf of the Fund, to enter into a capital support agreement with ING America Insurance Holdings, Inc. (the “Agreement”). Under the Agreement, ING America Insurance Holdings, Inc. committed to provide capital to the Fund if, as a result of losses realized on the AGFC Notes, the market based NAV per share of the Fund would otherwise drop below $0.995.

3.	Defaulted Securities and Events of Insolvency for which Action was Taken During the Reporting Period on Behalf of ING Money Market Fund:

Circumstances:

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) experienced an event of default.  On that date, the ING Money Market Fund (the “Fund”) held notes issued by Lehman with a par value of $2,000,000 and a maturity of November 24, 2008 (the “Lehman Notes”).

Actions Taken:

The Board met on September 15, 16 and 17, 2008 and considered that Lehman had experienced an Event of Insolvency and had been downgraded so that it was no longer an Eligible Security (within the meaning of Rule 2a-7). Based upon the recommendation of the Fund’s investment adviser and in light of market conditions, the Board determined that it was not in the best interest of the Fund to dispose of the Lehman Notes at that time. As a result of these meetings, the Board authorized the Company, on behalf of the Fund, to enter into a capital support agreement with ING America Insurance Holdings, Inc. (the “Agreement”). Under the Agreement, ING America Insurance Holdings, Inc. committed to provide capital to the Fund if, as a result of losses realized on the Lehman Notes, the market based NAV per share of the Fund would otherwise drop below $0.995.

Securities Held by ING Money Market Fund on the Final Day of the Reporting Period that are not Eligible Securities:

Lehman Brothers Holdings, Inc., notes, 11/24/2008, par value $2,000,000